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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        CAMBRIAN CAPITAL CORPORATION
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        (Last)                      (First)                        (Middle)

        Two Houston Center, 909 Fannin, Suite 3150
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                                   (Street)

        Houston, Texas 77010
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)              09/08/00
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)   76-0504299
                --------------

4.  Issuer Name and Ticker or Trading Symbol  Pan Western Energy Corporation
                                              (PWEC)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director    ___ Officer              X  10% Owner    ___ Other
                        (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

     X   Form Filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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Common Stock            402,430                 I           as general partner
                                                            of a limited
                                                            partnership (1)
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              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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Common Stock Warrant (right
to buy)                        07/01/98  06/30/03     Common Stock       200,000        $2.00             I       as general partner
                                                                                                                  of a limited
                                                                                                                  partnership (1)
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Common Stock Warrant (right
to buy)                        08/03/98  06/30/03     Common Stock       200,000        $2.00             I       as general partner
                                                                                                                  of a limited
                                                                                                                  partnership (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. SEC 1473 (7-96)

Explanation of Responses:
(1) Cambrian Capital Corporation is the general partner of Cambrian Capital Partners, L.P. which directly owns the reported securities and Cambrian Capital Corporation disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.


                      Cambrian Capital Corporation,


                      By:   /s/ Raymond O. Weems                    09/14/00
                      -------------------------------          -----------------
                           Raymond O. Weems, Managing Director        Date
                           **Signature of Reporting Person


     * If the form is filed by more than one reported person, see Instruction 5(b)(v).

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number. Page 2 SEC 1473